Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned agree that the statement on Schedule 13D, dated November 5, 2015, with respect to the Common Stock of uSell.com, Inc. is, and any amendments hereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13(d) under the Securities Exchange Act of 1934, as amended.

November 5, 2015	/s/ Daniel Brauser
Date	Daniel Brauser

November 5, 2015	/s/ Nikhil Raman
Date	Nikhil Raman

November 5, 2015	/s/ Brian Tepfer
Date	Brian Tepfer

November 5, 2015	/s/ Scott Tepfer
Date	Scott Tepfer